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                                                                    EXHIBIT 99.0

[BARR LABORATORIES LOGO]
400 Chestnut Ridge Road                                 N E W S   R E L E A S E
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720             EMAIL:  ccox@barrlabs.com

41% INCREASE IN REVENUE DRIVES FIRST QUARTER FISCAL 2004 GAAP EARNINGS OF $0.55 PER SHARE

Excluding Reserve Related to Natural Biologics Loan, First Quarter Earnings Were $0.69 Per Share

WOODCLIFF LAKE, NEW JERSEY, NOVEMBER 6, 2003... Barr Laboratories, Inc. (NYSE-BRL) today reported net earnings of $38.5 million, or $0.55 per fully diluted share for the first quarter of fiscal 2004 ended September 30, 2003, as compared to net earnings of $41.9 million, or $0.61 per fully diluted share for the same period last year. The first quarter results include a charge of $0.14 per fully diluted share related to the establishment of a $15.7 million reserve against loans and accrued interest owed to Barr by Natural Biologics, LLC (NBL), as discussed in greater detail below. Excluding the charge, adjusted earnings per fully diluted share for the first quarter of fiscal 2004 would have been $0.69.

A reconciliation of GAAP-based earnings per fully diluted share to the adjusted earnings per share is presented in the table at the end of this press release.

Total revenues for the first quarter increased 41% to $310.7 million, up from $220.4 million in the prior year period.

"Strong sales of our distributed Ciprofloxacin product, higher sales of our expanding oral contraceptive franchise and sales from new product launches resulted in a 41% increase in product sales," said Bruce L. Downey, Barr's Chairman and CEO. "This strong revenue growth more than offset our increased investment in R&D and the higher sales and marketing costs associated with the launch of our SEASONALE(R) extended-cycle oral contraceptive."

REVENUES

Product Sales

Total product sales for the first quarter of fiscal 2004 were $308.8 million, up from $218.7 million in the first quarter of fiscal 2003. Sales of Ciprofloxacin, an antibiotic that the Company began distributing on June 9, 2003, contributed $114.7 million to product sales during the first quarter of 2004. As expected, sales of Tamoxifen, an anti-cancer agent that the Company distributed until November 2002 and launched as a manufactured product in February 2003, declined to $3.1 million in first quarter of fiscal 2004 from $76.0 million in the first quarter of fiscal 2003.

Sales of the Company's generic oral contraceptives increased 104% to $88.2 million for the quarter, as compared to $43.1 million for the prior year period. Contributing to this increase were higher sales of the Company's in-line generic oral contraceptives and sales from the Company's Junel(TM) and Junel(TM) Fe oral contraceptives that were launched during the first quarter of fiscal 2004. "At the end of the quarter, Barr's growing line of generic oral contraceptives, which now numbers
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15 products, had captured nearly 21% of the U.S. market in terms of total prescriptions, according to IMS," said Downey.

Sales of Cenestin(R) (Synthetic Conjugated Estrogens, A), Barr's estrogen-only conjugated estrogen product, increased 43% to $14.7 million for the quarter, as compared to $10.3 million in the prior year period. The increase in revenue from Cenestin was the result of both price increases, as well as by customer buying patterns. Based on current pricing and prescription data, as reported by IMS, the Company estimates annual Cenestin sales of approximately $42-$45 million.

Development and Other Revenue

Development and other revenue was $1.9 million for the first quarter of fiscal 2004, compared to $1.7 million in the prior year period. For the first quarter of fiscal 2004, these revenues were primarily related to reimbursable R&D costs for products currently in development, including the urinary incontinence vaginal ring product and the Company's Adenovirus vaccine product.

MARGINS

Margins on product sales for the first quarter of fiscal 2004 were 48%, down one percentage point compared to the prior year period. The slight decline reflected the higher percentage of sales from Ciprofloxacin, which, as both a distributed product and a product subject to a profit split with a partner, carries a lower margin than Tamoxifen did as a distributed product in the prior year period. As a distributed product, Ciprofloxacin also carries a significantly lower margin than the Company's manufactured products.

UPDATE ON R&D ACTIVITIES

Investment in new product research and development was $23.5 million for the first quarter of fiscal 2004, up from $21.1 million in the prior year period. The current year R&D expenses include costs associated with generic biostudies and proprietary clinical trials. In addition, the results reflected headcount and related costs associated with product development activities.

Proprietary Drug Research and Development

The Company currently has a Supplemental New Drug Application for Cenestin 0.45 mg tablets pending at the FDA and six products in clinical development, four of which are in Phase III studies.

"The September FDA approval of SEASONALE(R), our innovative extended-cycle oral contraceptive, represented a first for Barr's proprietary activities, and we look forward to the successful launch of this product to physicians and healthcare providers later this month," said Downey. "SEASONALE will be the first of several proprietary female healthcare products that we anticipate will result from our proprietary product development activities over the next several years."

Generic Drug Research and Development

The Company currently has 30 Abbreviated New Drug Applications (ANDAs) pending at the U.S. Food and Drug Administration (FDA). During the first quarter of fiscal 2004, the Company received two product approvals and launched its generic versions of Galen's Loestrin(R) 21 1/20 and
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Loestrin(R) 21 1.5/30, and Loestrin(R) Fe 1/20 and Loestrin(R) Fe 1.5/30
Tablets, USP, oral contraceptives which the Company markets under the trademark names Junel(TM) and Junel(TM) Fe.

SELLING, GENERAL AND ADMINISTRATIVE

SG&A expenses increased to $65.5 million during the first quarter of fiscal 2004, as compared to $31.3 million in the prior year period. The current year total reflects the $15.7 million reserve established at the end of the quarter against the loans and accrued interest owed to the Company by NBL. In addition, the Company substantially increased its marketing and selling expenses for proprietary products, including higher costs associated with the March 2003 expansion of the Company's Women's Healthcare Sales Force from 132 to 250 sales representatives and pre-launch costs for SEASONALE(R). The remainder of the increase was primarily due to the higher costs associated with business development activities and increased legal costs that include patent challenge activities, class action lawsuits and other matters, and higher workforce costs to support the Company's growth.

In March 2002, Barr entered into agreements with NBL for the development of generic conjugated estrogens using NBL's equine-based raw material. Under the terms of the Loan and Security Agreement, Barr advanced NBL $15.7 million from June 2002 until July 2003. In September 2003, the U.S. District Court for the District of Minnesota ruled against NBL in the trade secrets case brought by Wyeth against NBL, and enjoined NBL as a supplier of equine-based raw material. If the injunction is not modified or reversed, the Company believes that NBL's ability to repay the loans and accrued interest will be substantially impaired. Barr is reviewing its options regarding the Company's application for its generic version of Premarin(R) while NBL appeals the court decision.

TAX RATE

The Company's effective tax rate for the quarter ended September 30, 2003 was 37.00%, as compared to 37.25% for the prior year period.

BALANCE SHEET

The Company's cash and marketable securities totaled $471 million at September 30, 2003. Cash flows from operations totaled $65 million for the first quarter of fiscal 2004 driven by net earnings of $38.5 million, a non-cash charge of $15.7 million for the NBL reserve, and a $12.4 million tax benefit from the exercise of non-qualified stock options, which more than offset higher working capital. In addition, during the quarter ended September 30, 2003 the Company funded capital investments of $13.4 million to support the on-going growth of its business.

BUSINESS DEVELOPMENT HIGHLIGHTS

Letters of Intent with Galen (Chemicals) Limited

During the first quarter of fiscal 2004, Barr announced that it had signed two letters of intent with Galen (Chemicals) Limited. Under the first letter of intent, Barr will acquire from Galen the exclusive rights in the United States and Canada for Loestrin(R) and Loestrin(R) Fe oral contraceptive products. The proposed transaction would also include a settlement of pending litigation between Barr and Galen regarding Galen's FemHRT(R) hormone therapy and Estrostep(R) oral contraceptive products. This agreement would permit Barr to launch generic versions of these products six months prior to patent expiry.
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Under the terms of a second letter of intent, Barr will grant Galen an option to acquire an exclusive license for Barr's generic version of Galen's Ovcon(R) 35 oral contraceptive. Barr has an ANDA for the 0.4 mg norethindrone/35 mg ethinyl estradiol 21-day and 28-day generic Ovcon(R) products.

These transactions are subject to the negotiation of definitive agreements, completion of due diligence and other conditions, including final approval by the Boards of Directors of both Barr and Galen. The Company intends to close these transactions by December 31, 2003.

Letter of Intent to Acquire Plan B(R) Emergency Oral Contraceptive

In October 2003, Barr announced that it had signed a letter of intent to acquire the emergency oral contraceptive product, Plan B, and certain other assets and liabilities of the Women's Capital Corporation (WCC), a Washington, DC-based privately held company. Plan B, which contains the synthetic progestin levonorgestrel, is an emergency contraceptive that can be used to prevent pregnancy following unprotected intercourse or contraceptive failure. This transaction is subject to certain conditions including the negotiation of definitive agreements. The Company intends to close by December 31, 2003.

FINANCIAL OUTLOOK

The Company estimates diluted earnings per share for the second quarter of fiscal 2004 ending December 31, 2003 of approximately $0.70-0.76. The Company also reiterates its guidance of 20%-25% earnings growth, after adjustments, for the full fiscal year ending June 30, 2004 from the adjusted earnings of $2.62 per fully diluted share reported for fiscal 2003. Guidance for the second quarter and full fiscal year ending June 30, 2004 does not take into account the potential costs and revenues associated with pending or future business development activities, whether previously announced, such as the Galen and Women's Capital Corporation transactions discussed above, or future acquisitions or other strategic transactions the Company might consummate prior to the end of the quarter or the end of fiscal 2004.

CONFERENCE CALL/WEBCAST

Barr will host a Conference Call at 8:30 AM Eastern time on Thursday, November 6th to discuss earnings results for the quarter, ended September 30, 2003. The number to call from within the United States is: (877) 209-9922 and (612) 338-9017 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on November 6th through 11:59 PM Eastern time on November 8th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 703531.

The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr's website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
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[BARR LABORATORIES LOGO]

ABOUT BARR LABORATORIES

Barr Laboratories, Inc. is a specialty pharmaceutical company engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

FORWARD-LOOKING STATEMENTS

To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by their use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; the success of our product development activities; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing; the ability to develop and launch new products on a timely basis; the availability of raw materials; the availability of any product we purchase and sell as a distributor; our mix of product sales between manufactured products, which typically have higher margins, and distributed products, which typically have lower margins, during any given period; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing new enterprise resource planning systems; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; and other risks detailed from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

[EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call fax service. For a menu of Barr's previous releases, or to receive a specific release via fax call: 800-758-5804 -- ext. 089750. Barr news releases and corporate information are also available on Barr's website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories' Professional Services Department at 1-800-Barr Lab. Barr is the exclusive licensee of SEASONALE(R), a registered trademark. Cenestin(R) is a registered trademark and Junel(TM) and Junel(TM) Fe are trademarks of Barr Laboratories, Inc. All other trademarks referenced are the property of their respective owners.]
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BARR LABORATORIES, INC. SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

                                              THREE MONTHS ENDED SEPTEMBER 30,
                                                   2003              2002
                                                 ---------         ---------
Revenues:
Product sales                                    $ 308,760         $ 218,716
Development and other revenue                        1,951             1,712
                                                 ---------         ---------
Total revenues                                     310,711           220,428

Costs and expenses:
Cost of sales                                      160,901           110,919
Selling, general and administrative                 65,541            31,312
Research and development                            23,466            21,138
                                                 ---------         ---------

Earnings from operations                            60,803            57,059

Proceeds from patent challenge settlement               --             8,563
Interest income                                      1,260             1,497
Interest expense                                       839               448
Other (expense) income                                 (58)               34
                                                 ---------         ---------

Earnings before income taxes                        61,166            66,705

Income tax expense                                  22,631            24,848
                                                 ---------         ---------
Net earnings                                     $  38,535         $  41,857
                                                 =========         =========
Earnings per common share - diluted
Net earnings                                     $    0.55         $    0.61(a)
Weighted average shares - diluted                   70,310            68,347(a)



(a) All earnings per share and weighted average share information for the three months ended September 30, 2002 reflect a three-for-two stock split effected in the form of a 50% stock dividend distributed on March 17, 2003 to shareholders of record at the close of business on February 28, 2003.

                                 AS OF              AS OF
                             SEPT. 30, 2003     JUNE 30, 2003
                             --------------     -------------
Cash & cash equivalents        $  418,055        $  367,142
Marketable securities              53,194            44,455
Accounts receivable               140,790           221,652
Other receivables                  13,034            31,136
Inventory                         165,885           163,926
Accounts payable                   75,733           188,852
Working capital                   648,137           572,717
Total assets                    1,144,234         1,180,937
Total debt                         42,062            42,537
Shareholders' equity              929,089           867,995




                                    THREE MONTHS ENDED SEPTEMBER 30,
                                          2003           2002
                                        -------        -------
Cash flow provided by operations        $65,034        $47,718
Capital expenditures                     13,439         19,111

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                             BARR LABORATORIES, INC.
                  RECONCILIATION OF GAAP-BASED EPS TO ADJUSTED
                     NON-GAAP EPS FOR THE THREE MONTHS ENDED
                           SEPTEMBER 30, 2003 AND 2002
                                   (UNAUDITED)

                                                         FOR THE THREE MONTHS ENDED
                                                        SEPTEMBER 30,   SEPTEMBER 30,
                                                            2003             2002
                                                          --------         --------
Earnings per common share - diluted                       $   0.55         $   0.61
After-tax effect of:
  Provision for losses on loans to Natural Biologics          0.14               --
                                                          --------         --------
Earnings per common share - diluted, net of the
  after-tax effect of the provision for losses on
  loans to Natural Biologics                              $   0.69         $   0.61
                                                          ========         ========

                 Use of Adjusted Non-GAAP Financial Information

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company is providing this summary to reflect the adjusted earnings per share effect of the provision for losses on the Company's loans to Natural Biologics.

The Company believes that the adjusted earnings per share information presented above provide useful information to both management and investors concerning the approximate impact of the above item. The Company also believes that excluding the effect of this item from earnings per share allows management and investors to better compare the Company's financial performance from period-to-period, and to better compare the Company's financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.